UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COMM	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on April 4, 2019, CommScope Holding Company, Inc. (the “Company”), CommScope, Inc. (the “Borrower”), a wholly owned subsidiary of the Company, and certain of the Borrower’s wholly owned U.S. subsidiaries entered into a revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto providing for a senior secured asset-based revolving credit facility (the “Revolving Credit Facility”) available to the Borrower and its U.S. subsidiaries designated as co-borrowers therein. The Revolving Credit Facility provides for revolving loans and letters of credit in an aggregate principal amount of up to $1,000 million, subject to borrowing base capacity. A description of the material terms of the Revolving Credit Facility is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 20, 2020 (the “Form 10-K”) and is incorporated by reference herein. Such description is qualified in its entirety by the full text of the credit agreement governing the Revolving Credit Facility, a copy of which was filed as Exhibit 10.48 to the Form 10-K.

As of December 31, 2019, the Company had $598.2 million in cash on its consolidated balance sheet and availability of $796.8 million under the Revolving Credit Facility, reflecting a borrowing base of $820.9 million reduced by $24.1 million of letters of credit issued under the Revolving Credit Facility. No additional amounts were borrowed and outstanding under the Revolving Credit Facility as of April 1, 2020.

On April 1, 2020, the Borrower provided notice to the lenders under the Revolving Credit Facility to borrow $250 million on April 6, 2020. This action was a precautionary measure in order to reinforce the Company’s cash position and preserve financial flexibility in light of the current uncertainty in the global economy resulting from the novel coronavirus pandemic (“COVID-19”).

The current interest rate for borrowings under the Revolving Credit Facility is LIBOR plus 1.25%. The proceeds from the borrowings under the Revolving Credit Facility are expected to be held on the Company’s balance sheet or used for future liquidity, as needed. In accordance with the terms of the Revolving Credit Facility, the proceeds may be used for working capital, general corporate or other purposes.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that reflect our current views with respect to future events, including the impact of COVID-19 on global economic and financial markets and the Company’s capital resources and financial condition, including the use of proceeds from borrowings under the Revolving Credit Facility. These statements discuss intentions or expectations as to future plans based on current beliefs of management, as well as assumptions made by, and information currently available to, such management. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including, without limitation, risks related to the impact of COVID-19. These and other factors are discussed in greater detail in Part I, Item 1A, Risk Factors of the Form 10-K.

Although the information contained in this Current Report on Form 8-K represents the Company’s best judgment as of this Current Report on Form 8-K based on information currently available and reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, the Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company is not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this Current Report on Form 8-K, except as otherwise may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2020

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Alexander W. Pease
Alexander W. Pease
Executive Vice President
and Chief Financial Officer